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                                                                    Exhibit 99.1
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           TRANSWITCH CORPORATION ANNOUNCES ACQUISITION OF EASICS NV
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   Belgium-based Design Company with Extensive Design Expertise in VHDL-based
  Digital ASIC Design for Telecommunications and Data Communications Joins the
                               TranSwitch Family

(Shelton, CT) May 9, 2000 -- TranSwitch Corporation (NASDAQ:TXCC) today announced it has acquired EASICS NV, an independent ASIC design service company with 21 employees skilled in the development of very complex digital ASICs for applications in the telecommunications and data communications industry, in exchange for approximately 250,000 shares of TranSwitch common stock. The acquisition is intended to be accounted for as a pooling of interests.

"The acquisition is aimed at accelerating our customers' time to market with advanced multi-service VLSI solutions for access and transport applications. The acquisition of EASICS NV significantly expands TranSwitch's capability with additional engineering talent, intellectual property and facilities," stated Dr. Santanu Das, President and CEO of TranSwitch Corporation.

"This acquisition is one more critical step towards strengthening our position as a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines/TM/- to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). We welcome EASICS NV to our team and look forward to expanding our development efforts and technology capabilities with the talent pool available in EASICS NV," concluded Dr. Das.

 "We are pleased that a company of TranSwitch's stature has embraced EASICS NV," said Dr. Andre Oosterlinck, Chairman of the Board of EASICS NV and Rector of Katholieke Universiteit Leuven. "We are confident that EASICS NV will continue to grow and prosper in the coming years as a member of the TranSwitch family and will become an essential part of TranSwitch's success story."

ABOUT TRANSWITCH CORPORATION:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines/TM/- to original equipment manufacturers who serve three fast-growing end-markets: the
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Worldwide Public Network Infrastructure, the Internet Infrastructure, and
corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site - http://www.transwitch.com.

ABOUT EASICS NV:

EASICS NV, located in Leuven, Belgium, is an independent ASIC design services company founded in 1991, focusing on very complex digital ASICs for applications in telecommunications and data communications. EASICS NV's services are targeted to system houses and electronics companies in the telecommunications and data communications markets that need external design resources and expertise in VHDL and C/C++ based design to complement their in-house design teams. EASICS NV's customers include Philips, Alcatel, Motorola and TranSwitch. For more information, visit: http://www.easics.com.


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks of dependence on third-party VLSI fabrication facilities, intellectual property rights and litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally, and in the telecommunications and data communications markets and the semiconductor industry specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and high customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

FOR MORE INFORMATION CONTACT:

Mary Lombardo                   Dirk Callaerts
TranSwitch Corporation          EASICS NV
Email: mary@txc.com             Email: dirk@easics.be
Phone: (203) 929-8810           Phone: +32 16-395-602
Fax:   (203) 926-9453           Fax:   +32 16-395-619